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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
               Registration under Section 12(g) of the Securities
        Exchange Act of 1934 or Suspension of Duty to File Reports under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-24900
                                               ---------

                                INTERLOGIX, INC.
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             (Exact name of registrant as specified in its charter)

              114 West 7th Street, Suite 1300, Austin, Texas 78701
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]          Rule 12h-3(b)(1)(ii)       [  ]
Rule 12g-4(a)(1)(ii)       [  ]         Rule 12h-3(b)(2)(i)        [  ]
Rule 12g-4(a)(2)(i)        [  ]         Rule 12h-3(b)(2)(ii)       [  ]
Rule 12g-4(a)(2)(ii)       [  ]         Rule 15d-6                 [  ]
Rule 12h-3(b)(1)(i)        [X]

         Approximate number of U.S. holders of record as of the certification or
notice date:   63
            -------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Interlogix, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       INTERLOGIX, INC.


DATE:  FEBRUARY 20, 2002               By:  /S/ KENNETH L. BOYDA
      ------------------------             ------------------------
                                            Name:  Kenneth L. Boyda
                                            Title: President and Chief Executive
                                                   Officer

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. This registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.